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                                                                    Exhibit 10.7



                                                                  EXECUTION COPY






                          TAX DISAFFILIATION AGREEMENT

                                     BETWEEN

                               THE LIMITED, INC.,
                               ON BEHALF OF ITSELF
                                 AND THE MEMBERS
                              OF THE LIMITED GROUP

                                       AND

                             ABERCROMBIE & FITCH CO.
                               ON BEHALF OF ITSELF
                                 AND THE MEMBERS
                        OF THE ABERCROMBIE & FITCH GROUP




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                          TAX DISAFFILIATION AGREEMENT


            This Agreement is entered into as of the 19th day of May, 1998 between The Limited Inc. ("The Limited"), a Delaware corporation, on behalf of itself and the members of The Limited Group, and Abercrombie & Fitch Co. ("Abercrombie & Fitch"), a Delaware corporation, on behalf of itself and the members of the Abercrombie & Fitch Group.

                              W I T N E S S E T H:

            WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the Abercrombie & Fitch Group, as defined below, presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unit or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code")) with certain members of The Limited Group, as defined below (each such group, a "Consolidated Group");

            WHEREAS, The Limited and Abercrombie & Fitch intend to distribute to its shareholders all of the Abercrombie & Fitch common stock held by The Limited (the "Distribution");

            WHEREAS, The Limited and Abercrombie & Fitch desire to set forth their agreement on the rights and obligations of The Limited, Abercrombie & Fitch and the members of The Limited Group and the Abercrombie & Fitch Group, respectively, with respect to the handling and allocation of federal, state and local taxes incurred in taxable periods beginning prior to the Distribution Date, as defined below, and various other tax matters;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:


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      1.    DEFINITIONS

            (a)   As used in this Agreement:

            "Abercrombie & Fitch Combined State Tax Liability" shall mean, with respect to any taxable year and any jurisdiction, an amount of Combined State Taxes determined in accordance with the principles set forth in the definition of Abercrombie & Fitch Federal Tax Liability; provided, however, that (i) such amount shall also include any actual income, franchise or similar state or local tax liability (a "State Liability") owed in a jurisdiction (a "Combined Jurisdiction") in which a member of the Abercrombie & Fitch Group files tax returns with a member of The Limited Group, on a consolidated, combined or unitary basis, to the extent such liability exceeds the liability that would have been owed had no member of the Abercrombie & Fitch Group been included in such returns, except to the extent attributable to the recognition of The Limited's excess loss account with respect to the stock of Abercrombie & Fitch as a result of the Distribution, and (ii) such amount shall be reduced to the extent that, in any Combined Jurisdiction, the State Liability of The Limited Consolidated Group is less than the liability that would have been owed had no member of the Abercrombie & Fitch Group been included in the returns of such Combined Jurisdiction.

            "Abercrombie & Fitch Federal Tax Liability" shall mean, with respect to any taxable year, the sum of the Abercrombie & Fitch Group's Federal Tax liability and any interest, penalties and other additions to such taxes for such taxable year, computed as if the Abercrombie & Fitch Group were not and never were part of The Limited Consolidated Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code, provided, however, that transactions with members of The Limited Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that the Distribution will trigger any deferred amounts, excess loss accounts or similar items. Such computation shall be made
(A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of The Limited Consolidated Group that is not a member of the Abercrombie & Fitch Group, (B) by taking account of any Tax Asset of the Abercrombie & Fitch Group in accordance with Section 3(c)(iii) hereof, (C) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the Abercrombie & Fitch Group, but without regard to any such carryforward from a tax period (or portion thereof) ending on or before September 27, 1996, date of the initial public offering of Abercrombie & Fitch, and arising solely due to treating the Abercrombie & Fitch Group as if it were never part of The Limited Consolidated Group, (D) as though the highest rate of tax specified


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in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rates set forth in that subsection, and with other similar adjustments as described in Section 1561 of the Code, (E) reflecting the positions, elections and accounting methods used by The Limited in preparing the consolidated federal income tax return for The Limited Consolidated Group, (F) by not permitting the Abercrombie & Fitch Group any compensation deductions arising in respect of any exercise of options on The Limited stock by, or the issuance or vesting of The Limited restricted stock to, any employee of the Abercrombie & Fitch Group prior to the Distribution Date, and (G) without regard to gain attributable to the recognition of The Limited's excess loss account with respect to the stock of Abercrombie & Fitch and Abercrombie & Fitch's excess loss account with respect to stock of its subsidiaries as a result of the Distribution.

            "Abercrombie & Fitch Group" shall mean, at any time, Abercrombie & Fitch and any direct or indirect corporate subsidiaries of Abercrombie & Fitch that would be eligible to join with Abercrombie & Fitch, with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return, including any predecessors thereto.

            "Abercrombie & Fitch Tax Liability" shall mean, with respect to any taxable year, the sum of Abercrombie & Fitch Combined State Tax Liability and Abercrombie & Fitch Federal Tax Liability.

            "After-Tax Amount" shall mean an additional amount necessary to reflect the hypothetical tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of the deductions available for interest paid or accrued and for taxes such as state and local income taxes.

            "Combined State Tax" means, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction in which a member of the Abercrombie & Fitch Group files tax returns with a member of The Limited Group, on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

            "Contingent Redemption Agreement" means the contingent stock redemption agreement, dated January 26, 1996, entered into among The Limited, Leslie H. Wexner and The Wexner Children's Trust.


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            "Distribution" shall mean the Exchange Offer and the Spin-Off as described in the Offering Circular-Prospectus dated April 15, 1998.

            "Distribution Date" shall mean the date on which the Distribution shall be effected.

            "Federal Tax" shall mean any tax imposed under Subtitle A of the Code and any related interest or penalty imposed under Subtitle F of the Code.

            "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313 (a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by The Limited with respect to any item disallowed or adjusted by any taxing authority where The Limited determines in good faith that no action should be taken to recoup such payment.

            "IRS" shall mean the Internal Revenue Service.

            "Post-Distribution Tax Period" means (i) any tax period beginning and ending after the Distribution Date and (ii) with respect to a tax period that begins before and ends after the Distribution Date, such portion of the tax period that commences on the day immediately after the Distribution Date.

            "Pre-Distribution Tax Period" means (i) any tax period beginning and ending before or on the Distribution Date and (ii) with respect to a period that begins before and ends after the Distribution Date, such portion of the tax period ending on and including the Distribution Date.

            "Prime" shall mean, the rate announced from time to time as "prime" by BankOne, Columbus, Ohio, as its prime rate with respect to the applicable currency.

            "Referee" is defined in Section 16.

            "Return" shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority.



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            "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

            "Tax Packages" shall mean one or more packages of information, that are (i) reasonably necessary for the purpose of preparing tax Returns of The Limited Consolidated Group with respect to any Pre-Distribution Tax Period, or of the Abercrombie & Fitch Group with respect to any Post-Distribution Tax Period and (ii) completed in all material respects in accordance with the standards that The Limited has established for its subsidiaries.

            "Tax Proceeding" shall mean any tax audit, dispute or proceeding (whether administrative or judicial).

            "The Limited Consolidated Group" shall mean The Limited and each direct and indirect corporate subsidiary, including the Abercrombie & Fitch Group that is eligible to join with The Limited in the filing of (i) for Federal Tax purposes, a consolidated federal income tax return, and (ii) for Combined State Tax Purposes, a Combined State Tax Return.

            "The Limited Group" shall mean, at any time, The Limited and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the Abercrombie & Fitch Group.

            (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder or in comparable provisions of applicable law.

      2.    ADMINISTRATIVE AND COMPLIANCE MATTERS.

            (a) Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of The Limited Group and any member of the Abercrombie & Fitch Group shall be terminated as of the effective date of this Agreement. As of the date of this Agreement, neither the members of the Abercrombie & Fitch Group nor the members of The Limited Group shall have any further rights or liabilities thereunder, and this Agreement shall be the sole tax sharing agreement between the members of the Abercrombie & Fitch Group and the members of The Limited Group. Notwithstanding the foregoing, if any such termination is not binding on any taxing authority, the Abercrombie & Fitch Group shall hold the affected member of The Limited Group harmless against any adverse effect which would


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have been avoided if such termination had been given effect by such taxing authority.

            (b) Designation of Agent. Each member of the Abercrombie & Fitch Group hereby irrevocably authorizes and designates The Limited, as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund (even where an item or Tax Asset giving rise to an amended Return or refund claim arises in a Post-Distribution Tax Period), credit or offset of tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any taxing authority, in each case relating only to any Pre- Distribution Tax Period. The Limited Group covenants to Abercrombie & Fitch that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

            (c) Pre-Distribution Tax Period Returns. The Limited will prepare, consistently with past practice and applicable law and with the assistance of the Abercrombie & Fitch Group, the consolidated Federal Tax Returns and Combined State Tax Returns of The Limited Consolidated Group for all Pre- Distribution Tax Periods. The Limited shall have the right with respect to such Returns to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any member of The Limited Group or the Abercrombie & Fitch Group. In addition, with respect to all Pre-Distribution Tax Periods, The Limited shall have the right to
(i) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any Return filed by The Limited Consolidated Group, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds to which The Limited Consolidated Group may be entitled shall be received by way of refund or credit against the tax liability of The Limited Consolidated Group. No later than 60 days after the Distribution Date, Abercrombie & Fitch shall prepare and deliver to The Limited Tax Packages that include information of Abercrombie & Fitch Group for the Pre-Distribution Tax Period that includes the Distribution Date. In addition, if The Limited decides to make the election referred to in section
(d) below, Abercrombie & Fitch shall prepare and deliver to The Limited Tax Packages that include information of Abercrombie & Fitch Group for the tax period beginning immediately after the Distribution Date no later than 60 days after the end of such tax period.



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            (d) Allocation. The Limited may, at its option, elect and
Abercrombie & Fitch shall join The Limited in electing (if necessary) to ratably allocate items (other than extraordinary items) of the Abercrombie & Fitch Group in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76. If The Limited exercises its option to make the election, each member of the Abercrombie & Fitch Group will provide a statement stating its consent to such election as required under the regulations.

         (e) Separate State Tax Returns and Post-Distribution Tax Period Returns of Abercrombie & Fitch Group. Abercrombie & Fitch shall be solely responsible for the preparation and filing of its separate state and local tax Returns and its Returns for all Post-Distribution Tax Periods.

      3.    TAX SHARING.

            (a) General. For each taxable year of The Limited Consolidated Group during which income, loss or credit against tax of the Abercrombie & Fitch Group are includible in the consolidated Federal Tax return of The Limited Consolidated Group, Abercrombie & Fitch shall pay to The Limited an amount equal to the Abercrombie & Fitch Federal Tax Liability, and for each taxable period during which income, loss or credit against tax of any member of the Abercrombie & Fitch Group are includible in a return relating to a Combined State Tax, Abercrombie & Fitch shall pay The Limited an amount equal to the Abercrombie & Fitch Combined State Tax Liability for such taxable period, each as shown on the Pro Forma Returns (as defined in paragraph (c) below).

            (b) Estimated Payments. The Limited shall determine the amount of the estimated tax installment of the Abercrombie & Fitch Federal Tax Liability (corresponding to The Limited's estimated Federal Tax installment) with respect to a taxable year in which the Abercrombie & Fitch Group is part of The Limited Consolidated Group (whether or not such payment is made prior to the Distribution), as determined under the principles of Section 3(a) of this Agreement. The Limited shall provide Abercrombie & Fitch with notice of such estimated tax determination for Federal Tax no later than 10 days before the date such corresponding installment payment is due. Abercrombie & Fitch shall, within 5 days of receipt of such determination (but in no event earlier than 5 days prior to the due date of The Limited's corresponding estimated tax payment), review the notice of determination and pay to The Limited the amount so determined. The Limited shall determine under provisions of applicable law the amount of the estimated tax installment of the Abercrombie & Fitch Combined State Tax Liability (corresponding to the relevant estimated Combined State Tax installment) with respect to a taxable year in which the Abercrombie & Fitch Group is part of The Limited Consolidated Group (whether or not such payment is


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made prior to the Distribution), as determined under the principles of Section
3(a) of this Agreement. The Limited shall provide Abercrombie & Fitch with notice of such estimated tax determination for Combined State Tax no later than 10 days before the date such corresponding installment payment is due. Abercrombie & Fitch shall, within 5 days of receipt of such determination (but in no event earlier than 5 days prior to the due date of The Limited's corresponding estimated tax payment), review the notice and pay to The Limited or The Limited shall pay to the Abercrombie & Fitch, as appropriate, the amount so determined in accordance with Section 9 hereof.

            (c) Payment of Taxes at Year-End.

            (i) Not later than 5 days after the due date (including all applicable and valid extensions) for The Limited Consolidated Group's consolidated Federal Tax return, The Limited shall deliver to Abercrombie & Fitch a pro forma Federal Tax return (a "Pro Forma Federal Return") of the Abercrombie & Fitch Group reflecting the Abercrombie & Fitch Federal Tax Liability. Not later than 30 days after the due date for each Combined State Tax return, The Limited shall deliver to Abercrombie & Fitch the relevant pro forma Combined State Tax return (each a "Pro Forma Combined State Return" and together with the Pro Forma Federal Return, the "Pro Forma Returns") of the Abercrombie & Fitch Group reflecting the relevant Abercrombie & Fitch Combined State Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice. Each Pro Forma Return shall be delivered together with a statement showing a calculation of the amount to be paid pursuant to section (3)(c)(ii) below.

            (ii) Not later than 15 days after the receipt of each Pro Forma Return, Abercrombie & Fitch shall pay to The Limited, or The Limited shall pay to Abercrombie & Fitch, as appropriate, an amount equal to the difference, if any, between the Abercrombie & Fitch Federal Tax Liability or the Abercrombie & Fitch Combined State Tax Liability, as the case may be, reflected on such Pro Forma Return for such period and the aggregate amount of the estimated installments paid with respect thereto pursuant to Section 3(b).

            (iii) If a Pro Forma Return reflects a Tax Asset that may under applicable law be used to reduce a Federal Tax or Combined State Tax liability of any member of The Limited Group for any taxable period, The Limited shall pay to Abercrombie & Fitch an amount equal to the actual tax saving (which would include refunds actually received) produced by such Tax Asset at the time such Tax saving is realized and the future Pro Forma Returns of the Abercrombie & Fitch Group shall be adjusted to reflect such use. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable



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to a taxing authority with respect to such tax period as compared to the taxes that would have been payable to a taxing authority with respect to such tax period in the absence of such Tax Asset.

            (iv) In the event that The Limited makes a cash deposit with a taxing authority in order to stop the running of interest or makes a payment of tax and correspondingly takes action to recoup such payment (such as suing for a refund), Abercrombie & Fitch shall pay to The Limited an amount equal to Abercrombie & Fitch's share of the amount so deposited or paid (calculated in a manner consistent with the determinations provided in this Section 3). Upon receipt by The Limited of a refund of any amounts paid by it in respect of which Abercrombie & Fitch shall have advanced an amount hereunder, The Limited shall pay to Abercrombie & Fitch the amount of such refund, together with any interest received by it on such refund. If and to the extent that any claim for refund or contest based thereupon shall be unsuccessful, the payment by Abercrombie & Fitch under Section 3(c)(iv) shall be credited toward Abercrombie & Fitch's obligations under this Section 3(c)(iv) and any other payment obligation of Abercrombie & Fitch under Section 3(d) below.

            (d) Treatment of Adjustments. If any adjustment is made in a Federal Tax return of The Limited Group or in a return relating to a Combined State Tax, after the filing thereof, in which income or loss of the Abercrombie & Fitch Group (or any member thereof) is included, then at the time of a Final Determination of the adjustment, Abercrombie & Fitch shall pay to The Limited or The Limited shall pay to Abercrombie & Fitch, as the case may be, the difference between all payments actually made under Section 3 with respect to the taxable year or period covered by such tax return and all payments that would have been made under Section 3 taking such adjustment into account, together with any penalties actually paid and interest for each day until the date of Final Determination calculated at a rate equal to Prime rate.

            (e) Carrybacks From Post-Distribution Years.

            (i) The Limited agrees to pay to Abercrombie & Fitch the actual tax benefit received by The Limited Consolidated Group from the use in any Pre-Distribution Tax Period of a carryback of any Tax Asset of the Abercrombie & Fitch Group from a Post-Distribution Tax Period. Such benefit shall be equal to the excess of (i) the amount of Federal Taxes, or Combined State Taxes, as the case may be, that would have been payable (or of the tax refund that would have been receivable) by The Limited Consolidated Group in the absence of such carryback over (ii) the amount of Federal Taxes or Combined State Taxes, as the case may be, actually payable (or of the Tax refund actually receivable) by The Limited Consolidated Group.


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            (ii) If, subsequent to the payment by The Limited Group to
Abercrombie & Fitch Group of any amount, there shall be (A) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (B) a reduction in the amount of the benefit realized by The Limited Consolidated Group from such Tax Asset as a result of a Final Determination or the use by The Limited Consolidated Group of a Tax Asset of The Limited Group, the Abercrombie & Fitch Group shall repay to The Limited, within 90 days of such event described in (A) or (B) (an "Event" or, collectively the Events") any amount which would not have been payable to the Abercrombie & Fitch Group pursuant to this Section 3(e) had the amount of the benefit been determined in light of the Events. In addition, the Abercrombie & Fitch Group shall hold each member of The Limited Group harmless for any penalty or interest payable by any member of The Limited Group as a result of any such Event. Any such amount shall be paid by The Abercrombie & Fitch Group within 90 days of the payment by The Limited Group of any such interest or penalty. Nothing in this
Section 3(e) shall require The Limited to file a claim for refund of Federal Taxes or Combined States Taxes which The Limited, in its sole discretion, determined lacks substantial authority, as defined in the Code and the regulations thereunder.

            (iii) Any refunds or credits of tax received by a member of The Limited Group or the Abercrombie & Fitch Group, as the case may be, relating to a Pre-Distribution Tax Period, to the extent attributable to any item of income, loss, credit, deduction or other tax attribute of any member of the Abercrombie & Fitch Group or The Limited Group, respectively, shall be paid by such member of The Limited Group or the Abercrombie & Fitch Group, respectively, to Abercrombie & Fitch or The Limited, respectively, within 90 days of receipt; provided that no such payment shall be required to the extent such refund or credit is attributable to (x) a Tax Asset of the Abercrombie & Fitch Group or The Limited Group, respectively, for which payment has previously been made by The Limited Group or the Abercrombie & Fitch Group, respectively, pursuant to
Section 3(c)(iii), 3(e)(1) or 3(e)(iii), or (y) an adjustment for which payment in respect thereof has previously been made pursuant to Section 3(d).

      4.    CERTAIN REPRESENTATIONS AND COVENANTS.

            (a)(i) Abercrombie & Fitch Representations. Abercrombie & Fitch and each member of the Abercrombie & Fitch Group represent that, as of the date hereof, and covenant that on the Distribution Date there is no plan or intention
(A) to liquidate Abercrombie & Fitch or to merge or consolidate Abercrombie & Fitch, or any member of the Abercrombie & Fitch Group conducting an active trade or business relied upon in connection with the Distribution, with any other person subsequent to the Distribution, (B) to sell or


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otherwise dispose of any asset (or close any store) of Abercrombie & Fitch or any member of the Abercrombie & Fitch Group subsequent to the Distribution, except in the ordinary course of business, (C) to take any action inconsistent with the information and representations furnished to the IRS in connection with the request for a private letter ruling with respect to the Distribution, (D) to repurchase stock of Abercrombie & Fitch in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the request for a private letter ruling with respect to the Distribution, or (E) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the Distribution) which may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Abercrombie & Fitch stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code.

            (ii) The Limited Representations. The Limited and each member of The Limited Group represent that, as of the date hereof, and covenant on the Distribution Date there is no plan or intention to take any action inconsistent with the information and representations furnished to the IRS and Davis Polk & Wardwell in connection with the request for a private letter ruling with respect to the Distribution, regardless of whether such information and representations were included in the ruling or pronouncement issued by the IRS.

            (iii) Abercrombie & Fitch and The Limited Representations. Except pursuant to the terms of the Contingent Redemption Agreement, each of Abercrombie & Fitch, The Limited and the members of the Abercrombie & Fitch Group and The Limited Group, respectively, represent that, as of the date hereof, and covenant that on the Distribution Date, neither Abercrombie & Fitch, The Limited nor the members of the Abercrombie & Fitch Group or The Limited Group, respectively (as applicable), is aware of any present plan or intention by the current shareholders of The Limited to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, The Limited or Abercrombie & Fitch subsequent to the Distribution.

            (b) Abercrombie & Fitch Covenants. Abercrombie & Fitch covenants to The Limited that (i) during the two-year period following the Distribution Date, neither Abercrombie & Fitch nor any member of the Abercrombie & Fitch Group conducting an active trade or business relied upon in connection with the Distribution, will liquidate, merge or consolidate with any other person, (ii) during the two-year period following the Distribution Date, Abercrombie & Fitch will not sell, exchange, distribute or otherwise dispose of its


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assets or those of any member of the Abercrombie & Fitch Group, or close any of its stores or those of any member of the Abercrombie & Fitch Group, except in the ordinary course of business, (iii) following the Distribution, Abercrombie & Fitch will, for a minimum of two years, continue the active conduct of the historic business conducted by Abercrombie & Fitch throughout the five year period prior to the Distribution, (iv) Abercrombie & Fitch will not, nor will it permit any member of the Abercrombie & Fitch Group to, take any action inconsistent with the information and representations furnished to the IRS in connection with the request for a private letter ruling with respect to the Distribution, (v) Abercrombie & Fitch will not repurchase stock of Abercrombie & Fitch in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the request for a private letter ruling with respect to the Distribution, (vi) on or after the Distribution Date, it will not, nor will it permit any member of the Abercrombie & Fitch Group to make or change any accounting method, change its taxable year, amend any tax Return or take any tax position on any tax Return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of The Limited Consolidated Group or any member thereof in respect of any Pre-Distribution Tax Period, (vii) during the tax period of the Abercrombie & Fitch Group that begins immediately after the Distribution Date, it will not, nor will it permit any member of the Abercrombie & Fitch Group to, enter into any transaction or take any other action that is motivated, in whole or in part, by tax considerations,
(viii) during the applicable period provided in Section 355(e)(2)(B) of the Code with respect to the Distribution, it will not enter into any transaction or make any change in equity structure (including stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the Distribution) which may cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Abercrombie & Fitch stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code, and (ix) it will file federal consolidated returns with its subsidiaries for the tax period immediately after the Distribution Date.

            (c) Exceptions. Notwithstanding the foregoing, Abercrombie & Fitch and the members of the Abercrombie & Fitch Group may take actions inconsistent with the covenants contained in Section 4(b)(i) through (vii) above, if:

            (i) Abercrombie & Fitch obtains a ruling from the IRS to the effect that such actions will not result in the Distribution being taxable to The Limited or its shareholders; or

            (ii) Abercrombie & Fitch obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to The Limited to the same effect as in Section 4(c)(i), provided such opinion is reasonably acceptable to The Limited.

            (d) Deductions and Certain Taxes Related to Options.

      (i) The Limited shall file Returns claiming (x) the tax deductions attributable to the exercise of options to purchase stock of The Limited or the vesting of The Limited restricted stock which are held by employees or former employees of the Abercrombie & Fitch Group or (y) any other similar compensation related tax deductions. The Returns of the Limited Group and the Abercrombie & Fitch Group shall reflect the entitlement of The Limited Group to such deductions. To the extent such deductions are disallowed because a taxing authority determines that the Abercrombie & Fitch Group should have claimed such deductions, as consideration for The Limited's issuance of shares of its stock as a result of an event described in clause (x) of the preceding sentence, the Abercrombie & Fitch Group shall pay to The Limited Group an amount equal to the tax paid by The Limited Group as a result of such disallowance. Upon the exercise of any option or the vesting of any restricted stock described in clause (x), or the occurrence of any other event that would result in a compensation related tax deduction, as the case may be, the Abercrombie & Fitch Group (as agent for the Limited Group) shall prepare and file all applicable tax returns and pay the applicable tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law in connection with such event.

      (ii) Abercrombie & Fitch shall file Returns claiming (x) the tax deductions attributable to the exercise of options to purchase stock of Abercrombie & Fitch which are held by employees or former employees of The Limited Group or (y) any other similar compensation related tax deductions. The Returns of The Limited Group and the Abercrombie & Fitch Group shall reflect the entitlement of The Abercrombie & Fitch Group to such deductions. To the extent such deductions are disallowed because a taxing authority determines that The Limited Group should have claimed such deductions, as consideration for Abercrombie & Fitch's issuance of shares of its stock as a result of an event described in clause (x) of the preceding sentence, The Limited Group shall pay to The Abercrombie & Fitch Group an amount equal to the tax paid by Abercrombie & Fitch Group as a result of such disallowance. Upon the exercise of any option described in the immediately preceding clause (x), or the occurrence of any other event that would result in a compensation related tax deduction, as the case may be, The Limited Group (as agent for Abercrombie & Fitch Group) shall prepare and file all applicable tax return and pay the applicable tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law in connection with the exercise of such an option.

      5.    INDEMNITIES.

            (a) Abercrombie & Fitch Indemnity. Abercrombie & Fitch and each member of the Abercrombie & Fitch Group will jointly and severally indemnify The Limited and the members of The Limited Group that were members of The Limited Consolidated Group (that included a member of the Abercrombie & Fitch Group) against and hold them harmless from:

            (i) any Abercrombie & Fitch Group Tax Liability;

            (ii) any liability or damage resulting from a breach by Abercrombie & Fitch or any member of the Abercrombie & Fitch Group of any representation or covenant made by Abercrombie & Fitch herein; and

            (iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in (i) or (ii) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

            (b) The Limited Indemnity. The Limited and each member of The Limited Group will jointly and severally indemnify Abercrombie & Fitch and the members of the Abercrombie & Fitch Group that were members of The Limited Consolidated Group (that included a member of The Limited Group) against and hold them harmless from:

            (i) any The Limited Group Tax Liability and any tax liability resulting from the Distribution, other than any such liabilities described in
Section 5(a);

            (ii) any liability or damage resulting from a breach by The Limited or any member of The Limited Group of any representation or covenant made by The Limited herein; and

            (iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in (i) or (ii) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

If a member of The Limited Group ceases to be a member of The Limited as a result of a sale of its stock to a third party (whether or not treated as a sale of stock for tax purposes), such member of The Limited Group shall be released from its obligations under this Agreement upon such sale and neither The Limited nor any member of The Limited Group shall have any obligation to indemnify Abercrombie & Fitch or any member of the Abercrombie & Fitch Group under Section 5(b)(iii) for any liability or damage attributable to actions taken by such member after such sale.

            (c) Discharge of Indemnity. Abercrombie & Fitch, The Limited and the members of the Abercrombie & Fitch Group and The Limited Group, respectively, shall discharge their obligations under Section 5(a) and 5(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. After a Final Determination of an obligation of Abercrombie & Fitch or any member of the Abercrombie & Fitch Group under Section 5(a), The Limited shall send a statement to Abercrombie & Fitch showing the amount due thereunder. After a Final Determination of an obligation of The Limited or any member of The Limited Group under Section 5(b), Abercrombie & Fitch shall send a statement to The Limited showing the amount due thereunder. Calculation mechanics relating to items described in Section 5(a)(i) are set forth in Section 3(c). Notwithstanding the foregoing, if either Abercrombie & Fitch, The Limited or any member of the Abercrombie & Fitch Group or The Limited Group disputes in good faith the fact or the amount of its obligation under Section 5(a) or Section 5(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 16 hereof; provided, however, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 9.

            (d) Tax Benefits. If an indemnification obligation of any member of The Limited Group or any member of the Abercrombie & Fitch Group, as the case may be, under this Section 5 with respect to The Limited Consolidated Group arises in respect of an adjustment that makes allowable to a member of the Abercrombie & Fitch Group or a member of The Limited Group, respectively, any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then any payment by any member of The Limited Group or any member of the Abercrombie & Fitch Group, respectively, pursuant to this Section 5 shall be an amount equal to (X) the amount otherwise due but for this subsection (d), minus (Y) the present value of the product of the Tax Benefit multiplied (i) by the maximum federal, foreign or state, as the case may be, corporate tax rate in effect at the time such Tax Benefit becomes allowable to a member of the Abercrombie & Fitch Group or a member of The Limited Group (as the case may be) or (ii) in the case of a credit, by 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a rate equal to Prime.

      6.    SUBSIDIARIES.

            (a) Performance. The Limited agrees and acknowledges that The Limited shall be responsible for the performance of the obligations of each member of The Limited Group hereunder applicable to such subsidiary. Abercrombie & Fitch agrees and acknowledges that Abercrombie & Fitch shall be responsible for the performance by each member of the Abercrombie & Fitch Group of the obligations hereunder applicable to such member.

            (b) Application to Present and Future Subsidiaries. This Agreement is being entered into by The Limited and Abercrombie & Fitch on behalf of themselves and each member of The Limited Group and Abercrombie & Fitch Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of The Limited Group or Abercrombie & Fitch Group in the future.

      7.    COMMUNICATION AND COOPERATION.

            (a) Consult and Cooperate. Abercrombie & Fitch and The Limited shall consult and cooperate (and shall cause each member of the Abercrombie & Fitch Group or The Limited Group, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

            (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information pertaining to tax matters relating to The Limited Group and the Abercrombie & Fitch Group, any necessary explanations of information, and access to personnel, until two years after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

            (ii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

            (iii) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

            (b) Provide Information. The Limited and Abercrombie & Fitch shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

            (c) Tax Attribute Matters. The Limited and Abercrombie & Fitch shall advise each other with respect to any proposed tax adjustments relating to a Pre-Distribution Tax Period, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any tax liability or any tax attribute of The Limited, Abercrombie & Fitch, The Limited Group, the Abercrombie & Fitch Group or any member of the Abercrombie & Fitch Group or The Limited Group (including, but not limited to, basis in an asset or the amount of earnings and profits). Except as otherwise provided herein, The Limited shall determine the apportionment of tax attributes between The Limited Group and the Abercrombie & Fitch Group in accordance with applicable laws.

      8.    AUDITS AND CONTEST.

            (a) Notwithstanding anything in this Agreement to the contrary, The Limited shall have full control over all matters relating to any tax return or any tax Proceeding relating to any tax matters of at least one member of The Limited Consolidated Group. Except as provided in Section 8(b), The Limited shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

            (b) No settlement of any Tax Proceeding relating to any matter that would cause a payment obligation under Sections 5(a) or 5(b) shall be accepted or entered into by or on behalf of the party entitled to receive a payment under either Section 5(a) or 5(b), whichever is applicable, unless the party ultimately responsible for such payment under either Section 5(a) or 5(b), whichever is applicable (the "Indemnitor"), consents thereto in writing (which consent shall not be unreasonably withheld). If such consent is unreasonably withheld, all expenses relating to the contest of such matter shall be borne by the Indemnitor, and otherwise they shall be borne equally by the Indemnitor and the indemnified party. If the Indemnitor does not respond to the indemnified party's request for consent within 30 days, the Indemnitor will be deemed to have consented to the settlement.

            (c) The indemnified party agrees to give prompt notice to the Indemnitor of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder.

            (d) With respect to Returns relating to taxes solely attributable to the Abercrombie & Fitch Group, Abercrombie & Fitch and the members of the Abercrombie & Fitch Group shall have full control over all matters relating to any Tax Proceeding in connection therewith. Abercrombie & Fitch and the members of the Abercrombie & Fitch Group shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

      9.    PAYMENTS.

            All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 90 days after the receipt of notice of such payment or, where no notice is required, 90 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at a rate equal to Prime rate for each day until paid. If, pursuant to a Final Determination, any amount paid by The Limited or the members of The Limited Group or Abercrombie & Fitch or the members of the Abercrombie & Fitch Group, as the case may be, pursuant to this Agreement results in any increased tax liability or reduction of any Tax Asset of Abercrombie & Fitch or any member of the Abercrombie & Fitch Group or The Limited or any member of The Limited Group, respectively, then The Limited or Abercrombie & Fitch, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased tax liability or the reduction of such Tax Asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount.

      10.   NOTICES.

            Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

            If to The Limited, to:

            The Limited, Inc.
            Three Limited Parkway
            Columbus, OH  43230
            Attention:  Timothy B. Lyons
            Fax:  614-479-7020


            If to Abercrombie & Fitch, to:

            Abercrombie & Fitch Co.
            Four Limited Parkway East
            Reynoldsburg, OH  43068
            Attention: Seth Johnson
            Fax:  614-577-6950

      11.   COSTS AND EXPENSES.

            (a) Reimbursement for Certain Services. The Limited shall provide services in connection with this Agreement, including but not limited to, those services relating to the preparation of returns (including Pro Forma Returns) and determination of Abercrombie & Fitch Tax Liability as described in sections 2 and 3. As compensation for these services, Abercrombie & Fitch shall pay The Limited a fee. The Limited shall calculate the fee payable, invoice Abercrombie & Fitch for the fee and Abercrombie & Fitch will pay the invoiced amount in a manner consistent with the invoice and payment procedures provided for in the Amended and Restated Services Agreement between Abercrombie & Fitch Co. and The Limited, Inc. (the "Transitional Services Agreement").

      (b) Additional Services. The Limited will provide the tax services specified in the Transitional Services Agreement to the Abercrombie & Fitch Group that do not relate to Federal Taxes or Combined State Taxes for any Pre-

Distribution Tax Period. The Limited will be compensated in the same manner as described in Section 11(a).

      (c) Others. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "out-of-pocket" expenses shall include reasonable attorney fees, accountant fees and other related professional fees and disbursements.

      12.   EFFECTIVENESS; TERMINATION AND SURVIVAL.

            This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder with respect to a Pre-Distribution Tax Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

      13.   SECTION HEADINGS.

            The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

      14.   ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; SEVERABILITY.

            (a) Entire Agreement. This Agreement and the exhibits hereto contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of The Limited and Abercrombie & Fitch, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except as in writing, duly executed by all of the parties hereto.

            (c) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.


      15.   GOVERNING LAW AND INTERPRETATION.

            This Agreement has been made in and shall be construed and enforced in accordance with the laws of the state of New York without giving effect to laws and principles relating to conflicts of law.

      16.   DISPUTE RESOLUTION.

            If the parties hereto are unable to resolve any disagreement or dispute relating to this Agreement within 20 days, such disagreement or dispute shall be resolved by a recognized law firm or accounting firm expert in tax matters in the relevant jurisdiction or that is mutually acceptable to the parties hereto (a "Referee"). A Referee so chosen shall resolve any such disagreement pursuant to such procedures as it may deem advisable. Any such resolution shall be binding on the parties hereto without further recourse. Except as otherwise provided herein, the costs of any Referee shall be apportioned between The Limited and Abercrombie & Fitch as determined by such Referee in such manner as the Referee deems reasonable, taking into account the circumstances of the dispute, the conduct of the parties and the result of the dispute.

      17.   COUNTERPARTS.

            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

      18.   ASSIGNMENTS; THIRD PARTY BENEFICIARIES.

            Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof.

      19.   FURTHER ASSURANCES.

            The Limited and Abercrombie & Fitch shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

      20.   AUTHORIZATION, ETC.

            Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                               The Limited on its own behalf and on behalf of each member of The Limited Group.

                               By:__________________________
                               Title: Vice President, Taxes

                               Date: May 19, 1998


                               Abercrombie & Fitch on its own behalf and on behalf of each member of the Abercrombie & Fitch Group.


                               By:__________________________
                               Title: Vice President--Chief Financial Officer

                               Date: May 19, 1998